MILLENNIUM INDIA ACQUISITION COMPANY ANNOUNCES RESULTS FOR ITS PRINCIPAL INVESTMENT –  SMC GLOBAL – FOR THE QUARTER ENDED SEPTEMBER 30, 2010

New York – November 15, 2010 – Millennium India Acquisition Company, Inc. (“Millennium”) [NASDAQ: SMCG], a closed-end investment fund focused on emerging market leaders within the fast-growing Indian economy, today announced unaudited GAAP results for the quarter ended September  30, 2010 for its principal investment – SMC Global. On a GAAP basis for the quarter ended September 30, 2010, SMC Global had total revenues of approximately $ 16.52 million (Rs. 735.90 million) and Net Loss of approximately $ 0.80 Million (Rs. 35.73 million). For the quarter ended September 30, 2009, SMC Global previously announced GAAP total revenues of approximately $ 15.43 million (Rs. 742.23 million) and Net Profit of approximately $ 0.17 million (Rs. 8.21 million).

SMC Global is one of India’s leading financial services companies, offering retail and institutional brokerage, equity and commodity research, equity, commodity and derivative trading, on-line trading services, merchant banking, investment banking, depository services, clearing services, and distribution of mutual funds, IPOs and insurance products, and wealth management services.

SMC Global publishes its financial information in Indian Rupees. All translations from Indian Rupees to U.S. dollars are made on the basis of an exchange rate of Rs.44.56 = U.S.$1.00 as of September 30, 2010 and are made solely for the convenience of the reader.

Subhash Chand Aggarwal, Chairman of SMC Global, said “Overall, investors in India and around the world remained cautious this quarter, given global events. Revenue growth for the quarter ended September 30, 2010, was positive compared to the same period last year, mainly in line with the with the fact that  trading turnover has increased for the quarter ended September 30, 2010 by approximately 7.80%  respectively as compared to the quarter ended  September 30, 2009. Further, this quarter, I am pleased to report that SMC has participated actively in IPO of Coal India Ltd, the India’s largest IPO to date, placing approximately 6.50% of the retail portion with the total numbers of applications around 75,000 for the aggregate amount of Rs. 5,250 million, besides the amount of Rs. 10,000 million from high-net-worth clients. During the quarter ended September 30, 2010, the company has added 317 new sub-brokers and 14,359 clients. Further the company has been nominated by the Dun & Bradstreet, a leading Financial Research and Analysis company for the Best Equity Brokers of India prize.”

F. Jacob Cherian, Chairman and CEO of MIAC added, “I am pleased to note the contribution of SMC to the IPO of Coal India, which was India’s largest IPO to date. The Coal India IPO was oversubscribed in all categories – foreign istitional investors, domestic institions, and retail and high-net-worth investors  – testifying to the growing strength of the capital markets in India, as well as the confidence of investors in India and around the world on this issue. Participation in issues such as this has allows SMC to further strengthen its brand and confidence it enjoys with investors in India.”

About SMC Global

Based in New Delhi, SMC Global is a full service financial services firm. Its products and services include institutional and retail brokerage, equity and commodity research, equity, commodity and derivative trading, on-line trading services, merchant banking, investment banking, depository services, clearing services, and distribution of mutual funds, IPOs and insurance products, and wealth management services. For the fiscal year ended March 31, 2010, it was one of the most active trading firms in India, averaging over 350,000 trades per day. SMC Global continues to grow, and has one of the largest retail investor network in India today, serving the needs of 675,000 investors presently. The retail distribution footprint in India has expanded from the last fiscal year, taking the total to over 2,100 locations, as of September 30, 2010. Currently, SMC Global has approximately 6,200+ employees and a rapidly expanding retail distribution network of more than 14,500+ independent financial advisors, in over 440 cities across the India. More information regarding the SMC Global can be found at www.smcindiaonline.com.

About Millennium India Acquisition Company Inc.

MIAC’s principal asset is its ownership of a 15.14% equity interest in SMC Global. More information regarding Millennium India Acquisition Company Inc. can be found at www.milcapital.com.

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Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Federal securities laws about MIAC and SMC Global. Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of MIAC to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief," "expects," 'intends," "anticipates," "plans," or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in MIAC's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Additionally, any information of SMC Global is provided by SMC Global and any financial information of SMC Global is prepared by SMC Global and derived from financial statements prepared in accordance with U.S. generally accepted accounting principles. Such financial information does not conform to the requirements of Regulation S-X under the Securities Act of 1933, as amended. Statements included in this press release are based upon information known to MIAC as of the date of this press release, and MIAC assumes no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.